Exhibit 10

1 November 2017

ACIL LUXCO 1, S.A.

ALGONQUIN POWER & UTILITIES CORP.

and

ABENGOA, S.A.

OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT

ATLANTICA YIELD PLC

1

THIS AGREEMENT is made on 1 November 2017

BETWEEN:

(1)                                 ACIL Luxco 1, S.A., a company incorporated in Luxembourg (registered number R.C.S. Luxembourg B212453) and whose registered office is at 48 Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg (the “Seller”);

(2)                                 Algonquin Power & Utilities Corp., a company incorporated under the federal laws of Canada (corporation number 236237-6) and whose registered office is at 354 Davis Road, Suite 100, Oakville, Ontario, Canada, L6J 2X1 (the “Purchaser”)

(3)                                 Abengoa, S.A., a public company with limited liability (sociedad anónima), duly incorporated and existing under the laws of Spain, with registered address at Campus Palmas Altas, Calle Energía Solar, 1, Sevilla (Spain), registered with the Mercantile Registry of Sevilla in Volume 5683, Sheet 62, Page SE-1507 and bearer of Spanish tax identification number A 41002288 (the “Seller’s Guarantor” or “Abengoa”).

RECITALS:

(A)                               The Seller holds 41,557,663 of the issued ordinary shares of US$0.10 each in the share capital of the Company, representing approximately 41.47% of its issued share capital.

(B)                               The Seller has agreed to sell and transfer to the Purchaser that number of issued ordinary shares of US$0.10 of the Company (rounded up to the nearest whole number) representing as of the date of Completion 25%, and not less than 25%, of the Company’s issued share capital (the “SPA Shares”), upon the terms and subject to the conditions set out in that certain Sale and Purchase Agreement, dated as of the date hereof, among Seller, Purchaser, and Seller’s Guarantor (the “SPA”).

(C)                               The Seller has agreed to grant to the Purchaser an option and right of first refusal with respect to all of the remaining shares of the Company held by the Seller (consisting of 41,557,663 of the issued ordinary shares of US$0.10 each, minus the number of SPA Shares) (the “Shares”) and, subject to the exercise thereof and the satisfaction of the Conditions specified herein, to sell and transfer to the Purchaser up to all of the Shares (representing approximately 16.47% of the issued share capital of the Company), upon the terms and subject to the conditions set out in this Agreement.

(D)                               Abengoa has agreed to guarantee the performance of the obligations of the Seller hereunder in accordance with the terms set out in Clause 12.1.

(E)                                In addition to the above, Purchaser and Abengoa have agreed, pursuant to the provisions of the memorandum of understanding attached as Attachment 1 (the “MOU”), and subject to the Completion of the transaction contemplated by the SPA, to jointly incorporate a global utility infrastructure company (“AAGES”) with the purpose of identifying, developing, constructing, owning and operating a portfolio of global utility infrastructure projects, and intend that AAGES or a subsidiary thereof (“Purchaser Assignee”) become the acquiring entity of the Company’s shares pursuant to this Agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               The definitions and other interpretative provisions set out in Schedule 6 shall apply throughout this Agreement, unless the contrary intention appears.

1.2                               In this Agreement, except where the context otherwise requires, any reference to this Agreement includes a reference to the Schedules, each of which forms part of this Agreement for all purposes.

2.                                      OPTION AND ROFR; SALE AND PURCHASE

Option

2.1                               Pursuant to the terms and subject to the conditions of this Agreement, Seller hereby grants to Purchaser an irrevocable option to purchase all or part of the Shares, at a price per Share equal to the Option Exercise Price, on the terms and conditions set forth herein (the “Option”).

2.2                               The term of the Option (the “Option Term”) shall mean the period commencing on the date of this Agreement and continuing until (and including) the date which falls sixty calendar days after the SPA Completion Date.

2.3                               The Option may be exercised in part or in full, at once or from time to time, for all or any portion of the Shares, at the discretion of the Purchaser at any date during the Option Term by providing written notice of exercise (an “Exercise Notice”) to Seller specifying the number of Shares for which the Option is then being exercised (the “Applicable Option Shares”); provided, however, that the aggregate number of Shares subjected to exercise in part shall on the date of each such exercise in part represent either (a) not in excess of that percentage of the Company’s issued share capital that would reduce Seller’s holdings to less than twelve and one-half percent (12.5%) of the Company’s issued share capital, or (b) twelve and one-half percent (12.5%) or a greater percentage of the Company’s issued share capital up to the percentage represented by the total number of Shares.

2.4                               The purchase price payable upon Completion following and as a result of the full or partial exercise of the Option shall be equal to US$24.25 per Share (as may be adjusted from time to time pursuant to Clause 2.5) (the “Option Exercise Price”).

2.5                               In the event of any change in the Company’s capital stock by reason of any split-up, reclassification, recapitalization, combination, exchange or similar occurrence, (a) the term “shares” (whether or not capitalized) shall be deemed to refer to and include such shares as well any shares into which or for which any or all of such shares may be changed or exchanged, and (b) any price expressed herein as a per-share amount shall be adjusted so that the amount for a share, and any shares into which or for which such share may be changed or exchanged shall, in the aggregate, equal such per-share amount as existing prior to such split-up, reclassification, recapitalization, combination, exchange or similar occurrence.

Right of First Refusal

2.6                               As used herein, “Transfer” means any sale, assignment, transfer or other disposition of any of the Shares, other than to Purchaser (or its assignee) hereunder.

2.7                               Prior to the expiration of the Option Term, Seller shall not (a) Transfer any of the Shares, (b) enter into any agreement with respect to any Transfer or proposed Transfer of any of the Shares, or (c) publicly announce or disclose any intention to do any of the foregoing, other than as required pursuant to an Encumbrance contained in the finance documents entered into by the Seller in the context of the restructuring of the Abengoa group, up until the waiver set out in Clause 4.1.3 is obtained.

2.8                               In addition to and without limiting Clause 2.7, in the event that the Option Term expires prior to March 31, 2018, then until the earlier of the thirtieth (30th) day following the expiration of the Option Term or March 31, 2018, Seller shall not (a) Transfer any of the Shares, (b) enter into any agreement, letter of intent, or other binding or non-binding commitment for any Transfer or proposed Transfer of any of the Shares, or (c) publicly announce or disclose any intention to do any of the foregoing, unless each of the following has occurred with respect to such Shares, other than as required pursuant to an Encumbrance contained in the finance documents entered into by the Seller in the context of the restructuring of the Abengoa group, up until the waiver set out in Clause 4.1.3 is obtained:

2.8.1                     Seller has received a bona fide written offer to purchase all or any portion of such Shares (the “Applicable ROFR Shares”), for an all-cash purchase price (the “Applicable ROFR Price”);

2.8.2                     Seller has delivered written notice and a copy of such written offer to Purchaser, specifically setting forth the Applicable ROFR Price (a “ROFR Notice”); and

2.8.3                     Purchaser has not delivered to Seller a ROFR Exercise Notice with respect to all, and not less than all, of such Applicable ROFR Shares, within thirty (30) days following the later of (a) the expiration of the Option Term, and (b) delivery to Purchaser of the ROFR Notice (but in no event later than the tenth (10th) Business Day after March 31, 2018).

2.9                               Any delivery of a ROFR Notice by Seller to Purchaser shall constitute the irrevocable grant by Seller to Purchaser of an option to purchase all, and not less than all, of the Applicable ROFR Shares for a price equal to the Applicable ROFR Price (each, a “ROFR Option”), exercisable by Purchaser by delivery of written notice of exercise of such ROFR Option by Purchaser to Seller (a “ROFR Exercise Notice”). Such ROFR Option shall expire and be deemed waived if Purchaser fails to deliver to Seller a ROFR Exercise Notice within thirty (30) days following the later of (a) the expiration of the Option Term, and (b) delivery to Purchaser of the ROFR Notice (but in no event later than the tenth (10th) Business Day after March 31, 2018).

Sale and Purchase

2.10                        The Seller is the legal and beneficial owner of the Shares and, in the event of the valid exercise by Purchaser of the Option or any applicable ROFR, shall sell and the Purchaser shall purchase the Applicable Option Shares or Applicable ROFR Shares on the basis that they are sold at Completion with Full Title Guarantee and free from any Encumbrance and together with all rights attached to them at Completion or subsequently becoming attached to them.

3.                                      CONSIDERATION

Consideration

The consideration for the sale of the Applicable Option Shares or the Applicable ROFR Shares, as applicable, shall be the payment at Completion to the Seller of an amount in cash (the “Consideration”) equal to:

(a)                                 In the case of and upon Completion following and as a result of the full or partial exercise of the Option, the product of (i) the number of the Applicable Option Shares, times (ii) the Option Exercise Price; or

(b)                                 In the case of and upon Completion following and as a result of the exercise of the ROFR, the product of (i) the number of the Applicable ROFR Shares, times (ii) the Applicable ROFR Price.

Payment of Consideration

3.1                               The Consideration shall be paid to the Seller by way of cash payments as follows, provided that if requested by Purchaser or Seller, payment of the Consideration shall be effected through a payment agent reasonably satisfactory to Purchaser and Seller:

3.1.1                     to the DOE, on behalf of the Seller, any and all amounts required to be paid to the DOE as agreed to the Seller’s reasonable satisfaction in connection with the consents referenced in clause 4.1.1 and 4.1.2, below;

3.1.2                     the outstanding balance of the Consideration (after deducting the amounts set out in clause 3.1.1 above), by electronic transfer to the account of the Seller’s Solicitors (it being understood that the Seller may instruct the Purchaser to pay all or part of such amount to financing parties or other persons in connection with the matters noted in Clause 4.1.3).

Reduction of Consideration

3.2                               The Consideration payable to the Seller pursuant to Clause 3.1. shall be deemed to be reduced by an amount equal to the aggregate amount (if any) paid or by the Seller to the Purchaser pursuant to a Claim or alleged Claim.

Earn-Out Amount

3.3                               In addition to the per Share amount specified in Clause 3.1, subject to satisfaction of the conditions specified in Clauses 3.4 and 3.5 below on or prior to the date that is the 24-month anniversary of the SPA Completion Date, the Consideration shall be increased by up to an amount (the “Baseline Earn-Out Amount”) equal to the number of Applicable Option Shares or Applicable ROFR Shares purchased under this Agreement, multiplied by the lesser of (a) US$0.60 per Share and (b) thirty percent (30%) of the amount, if any, by which the average closing market price for a Share over the twenty (20) Business Days prior to (and excluding) the 12-month anniversary of the SPA Completion Date exceeds US$24.25.

3.4                               Fifty percent (50%) of the Baseline Earn-Out Amount will be due and payable by Purchaser to Seller five (5) Business Days following the later of (a) the twelve-month anniversary of the SPA Completion Date, and (b) the date, on or prior to the 24-month anniversary of the SPA Completion Date, on which the following conditions have been satisfied:

(i)   A3T shall have been sold to and purchased by the Company or a Subsidiary thereof, AAGES or a Subsidiary thereof, or Purchaser or a Subsidiary thereof; or

(ii)  (A) Abengoa or an Affiliate thereof shall have solicited from AAGES or the Company an offer to purchase A3T, (B) AAGES or the Company (as applicable) shall have had at least sixty (60) days during which to consider making such an offer, and (C) either (x) AAGES or the Company, as applicable, shall have failed to make such an offer during such sixty-day period, or (y) AAGES or the Company, as applicable, shall have made such an offer and either A3T is not sold or it is sold to a third party for a price in excess of the price offered for A3T by AAGES or the Company, as applicable.

3.5                               Fifty percent (50%) of the Baseline Earn-Out Amount will be due and payable by Purchaser to Seller five (5) Business Days following the later of (a) the twelve-month anniversary of the SPA Completion Date, and (b) the date, on or prior to the 24-month anniversary of the SPA Completion Date, on which the following conditions have been satisfied: an independent engineer shall have certified to the Company that the Solana Project and the Kaxu Project (i) are then operating in accordance with their respective original expected design output as set out in the Applicable EPC Contract and (ii) subject to normal maintenance and repair, are then reasonably expected to be capable of operating over their respective expected useful lives at the output originally expected based on the original design thereof.

3.6                               Purchaser’s obligations with respect to either portion of the Baseline Earn-Out Amount shall terminate and expire on the 24-month anniversary of the SPA Completion Date to the extent that any conditions to the payment thereof have not been satisfied on or prior to such date.

4.                                      CONDITIONS

Conditions to Completion

4.1                               Completion is conditional on the following Conditions being, except to the extent waived by Purchaser:

4.1.1                     The Seller or the relevant Group Company obtaining, in respect of the Solana Project, a waiver from the DOE (on such terms which are agreed to the Seller’s reasonable satisfaction) in respect of the change of control provisions set out in the Solana Note Purchase Agreement and the Solana Loan Guaranty Agreement, and all conditions to the effectiveness of the waiver shall have been satisfied;

4.1.2                     The Seller or the relevant Group Company obtaining, in respect of the Mojave Project, a waiver from the DOE (on such terms which are agreed to the Seller’s reasonable satisfaction) in respect of the change of control provisions set out in the Mojave Note Purchase Agreement and the Mojave Loan Guaranty Agreement, and all conditions to the effectiveness of the waiver shall have been satisfied;

4.1.3                     The Seller and Abengoa receiving the consents from any financing parties or other Persons required to implement the transaction set out in this Agreement including, without limitation, to release any and all Encumbrances over the Applicable Option Shares or Applicable ROFR Shares granted in favour of such financing parties or other Persons.

4.1.4                     The relevant Group Companies obtaining, in respect of the Mojave Project and the Solana Project, approval of FERC for the disposition of jurisdictional facilities effected by the sale of the Applicable Option Shares or Applicable ROFR Shares, and the Purchaser and Purchaser Assignee obtaining, in respect of the Mojave Project and the Solana Project, approval of FERC for the acquisition of the Applicable Option Shares or Applicable ROFR Shares.

4.1.5                     The occurrence of the SPA Completion.

Waiver

4.2                               The Purchaser may, by written notice to the Seller, waive any of the Conditions of Clauses 4.1.1, 4.1.2 and 4.1.4 in whole or in part at any time prior to the termination of this Agreement, whether following, on or before the Longstop Date.

Satisfaction of Conditions

4.3                               The Purchaser, the Seller and Abengoa, as applicable, shall use reasonable endeavours to satisfy or procure the satisfaction of each of Conditions 4.1.1 to 4.1.5 not already satisfied or waived (with the exception of Condition 4.1.3 which cannot be waived) as soon as possible and in any event on or before the Longstop Date.

Notification of satisfaction of Conditions

4.4                               The Seller shall notify the Purchaser of the satisfaction of Conditions 4.1.1 to 4.1.4, as soon as possible after any such Condition has been satisfied and in any event within five (5) Business Days of such satisfaction.

Additional Conditions to Completion — Purchaser

4.5                               Completion is further conditional on the following, except to the extent waived in writing by Purchaser:

4.5.1                     (a) All Fundamental Warranties, and all warranties of Seller’s Guarantor set out in Schedule 5, shall be true and accurate in all material respects (unless such representation or warranty is already qualified by materiality or material adverse effect, in which case it shall be true and correct in all respects) as of the Completion Date, as if made on such date; and (b) all other Seller Warranties shall be true and accurate as of the Completion Date except as would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Group.

4.5.2                     Seller and Abengoa shall have complied with the restrictions set out in Clause 5.1 and with its obligations under Clause 5.3.

4.5.3                     Seller shall have delivered to Purchaser a certificate executed on behalf of Seller by an authorized officer or representative of Seller, dated as of the Completion Date, representing and certifying the matters set forth in Clause 4.5.1 and Clause 4.5.2.

4.5.4                     There shall not have occurred, from the date hereof until the Completion Date, any event or circumstance that has had or would be reasonably likely to have a material adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of the Group, or (b) the ability of Seller or Abengoa to timely perform any of its obligations under this Agreement.

4.5.5                     There shall not exist any material breach or material default by any Group Company under, and no facts or circumstances shall exist that give rise to, or with the passage of time and/or delivery of notice would give rise to, a right of termination, cancellation or acceleration of any material obligation under, or the loss of a material benefit under, or any material restriction under, any instrument or material agreement to which any Group Company is a party or by which any Group Company is bound, except (a) as do not restrict the ability of the Company to declare or pay any dividend or distribution and (b) as would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Group.

4.5.6                     No governmental authority shall have asserted, in writing or otherwise, that the execution and delivery of this Agreement, or the purchase, sale or transfer of the Applicable Option Shares or Applicable ROFR Shares to Purchaser (or its assignee) hereunder impose on Purchaser, any assignee thereof, the Company or any other Person any obligations, restrictions or requirements under any fair price, moratorium, control-share acquisition, affiliated transaction, mandatory purchase offer, or other takeover or antitakeover statute or regulation, including the City Code on Takeovers and Mergers, or any takeover, antitakeover or similar provision of the constitutional documents of any Group Company.

Additional Conditions to Completion — Seller

4.6                               Completion is further conditional on the following, except to the extent waived in writing by Seller:

4.6.1                     All Purchaser Warranties shall be true and accurate in all material respects (unless such representation or warranty is already qualified by materiality or material adverse effect, in which case it shall be true and correct in all respects) as of the Completion Date, as if made on such date.

4.6.2                     Purchaser shall have delivered to Seller a certificate executed on behalf of Purchaser by an authorized officer or representative of Purchaser, dated as of the Completion Date, representing and certifying the matters set forth in Clause 4.6.1.

Failure to Satisfy Conditions

4.7                               If one or more of the Conditions:

4.7.1                     in relation to Clauses 4.1.1, 4.1.2, 4.1.3 and 4.1.4, remains un-satisfied on the date which is six (6) months following delivery of the Exercise Notice or a ROFR Exercise Notice (the “Longstop Date”), and in either case has not been waived (other than the Condition stated in Clause 4.1.3, which cannot be waived) by the specified Party; or

4.7.2                     in relation to Clauses 4.1.1, 4.1.2, 4.1.3 and 4.1.4, becomes impossible to satisfy (or, in the case of clause 4.1.3 the required consents are either refused or not given on terms to the Seller’s reasonable satisfaction) on or before the Longstop Date, and in either case, if it is a Condition which can be waived by a Party, has not been waived by such Party within ten (10) Business Days of written notice form the other Party of such Condition becoming impossible to satisfy;

the Seller or the Purchaser may terminate this Agreement by written notice to the other Party; provided, however, that a Party shall not have the right to terminate this Agreement pursuant to the foregoing to the extent that the failure of such Condition to be satisfied, or the impossibility of satisfying such Condition, was a result of such Party’s wilful misconduct or such Party’s breach of or failure to perform any of its covenants, agreements, or obligations under this Agreement.

5.                                      RESTRICTED PERIOD AND INTERIM PERIOD OBLIGATIONS

                                                Restricted Period and Interim Period restrictions

5.1                               During the Restricted Period and any Interim Period, without the prior written consent of the Purchaser:

5.1.1                     The Seller shall not give or agree to give any option, right to acquire or call, or in any way dispose of the shares of the Company subject to being transferred under this Agreement, other than as required pursuant to an Encumbrance contained in the finance documents entered into by the Seller in the context of the restructuring of the Abengoa group, up until the consent set out in Clause 4.1.3 is obtained; or

5.1.2                     The Seller shall not create any additional Encumbrance over the shares subject to being transferred under this Agreement.

6.                                      TAXATION

                                                Taxation

6.1                               Any payments made by or due by the Purchaser pursuant to Clause 3 above shall be paid free and clear of all Taxation whatsoever save only for any deductions or withholdings required by law. To the extent that any amounts are so deducted or withheld, the amounts deducted or withheld shall be treated for all purposes of this Agreement as having been paid to Seller.

In the event that any amount that is paid to or as directed by Seller was required by applicable law to have been deducted or withheld and paid to any taxing authority, Seller shall, immediately upon notice thereof from Purchaser or otherwise, remit such amount (together with penalty and interest, if applicable) to the appropriate taxing authority and provide Purchaser prompt written notice and evidence of payment, or return such amount (together with penalty and interest, if applicable) to Purchaser to be remitted to such taxing authority by Purchaser.

7.                                      COMPLETION

                                                Completion Date

7.1                               Completion shall take place on the Completion Date at the offices of the Seller’s Solicitors or at such other place as the Seller and Purchaser shall agree.

Seller’s and Seller’s Guarantor Obligations

7.2                               At Completion, the Seller and the Seller’s Guarantor shall observe and perform all of the provisions of Part 1 of Schedule 2.

Purchaser’s Obligations

7.3                               At Completion, the Purchaser shall observe and perform all of the provisions of Part 2 of Schedule 2.

8.                                      SELLER WARRANTIES AND UNDERTAKINGS

                                                Seller Warranties

8.1                               Subject to the limitations in Clause 9, the Seller warrants to the Purchaser, as at the date of this Agreement and as at the Completion Date, in the terms of the Seller Warranties.

9.                                      SELLER LIMITATIONS ON LIABILITY

                                                Time limits

9.1                               Following Completion, Purchaser shall give written notice to the Seller of any matter or event which may give rise to a Claim as soon as reasonably practicable after the Purchaser becomes aware of such matter or event together with reasonable details of such matter or event then known to the Purchaser; provided, however, that a delay in giving such notice shall not relieve Seller of any liability for such Claim except for the monetary amount by which Seller is prejudiced as a result of such delay.

9.2                               The Seller shall not be liable for any Claim unless the Purchaser gives written notice containing in reasonable detail of the legal and factual basis of the Claim, including the Purchaser’s estimate of the amount of the Claim, to the Seller on or before the date being (a) in the case of any Fundamental Claim, three (3) years from Completion, and (b) in the case of any other Claim, one year from Completion.

9.3                               To the extent that a Claim arises out of a liability which at the time that it is notified to the Seller is contingent only, the Seller shall not be under any obligation to make any payment to the Purchaser until the liability ceases to be contingent.

9.4                               A Claim shall not be enforceable against the Seller and shall be deemed to have been withdrawn, and no new Claim may be made in respect of the facts giving rise to such Claim, unless (a) Seller has confirmed in writing its liability for such Claim, or (b) legal proceedings in respect of such Claim are commenced (by being issued and served):

9.4.1                     within twelve months of such Claim ceasing to be contingent, if the Claim is based upon what, at the time of service of notice of the Claim on the Seller, was a contingent liability; and

9.4.2                     within twelve months of service of notice of the Claim on the Seller with regard to any Claim other than those Claims described in Clause 9.4.1.

Monetary limits

9.5                               The aggregate amount of the liability of the Seller in respect of the aggregate of all Claims shall not exceed in the aggregate, an amount equal to the Consideration; provided, however, that the aggregate amount of the liability of the Seller in respect of the aggregate of all Claims other than Fundamental Claims shall not exceed, in the aggregate, an amount equal to ten percent (10%) of the Consideration.

Provision of information to the Seller

9.6                               Upon the Purchaser notifying the Seller of a Claim or a matter or event which may lead to a Claim being made, the Purchaser shall give the Seller and its advisers such access as the Seller reasonably requests to the personnel, records and information in the possession of the Purchaser together with the right to examine and copy or photograph such assets, documents, records and information as the Seller reasonably requires.

Information provided by the Seller

9.7                               The Seller expressly disclaims all liability and responsibility for any conclusion, opinion, forecast or evaluation contained within or derived or capable of being derived from (a) any investigation carried out or made by or on behalf of the Purchaser in the course of any due diligence or other enquiry prior to the Parties entering into this Agreement or (b) any other data, document, record or information disclosed by the Seller or any Group Company or any employee, agent or adviser of any of them, to the Purchaser or to any person on behalf of the Purchaser. The Purchaser acknowledges that all information disclosed to it (or any person on behalf of the Purchaser) in the course of due diligence, other than the Due Diligence Reports, was provided by the Company and not by the Seller or by Abengoa and that the Due Diligence Reports were prepared by Abengoa’s advisors on the basis of information provided by the Company.

Mitigation

9.8                               Nothing in this Clause 9 restricts or limits the general obligation at law of each of the Purchaser and the Group Companies to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of any Seller Warranty or any other provision of this Agreement or in relation to any other matter, event or circumstance which gives rise to a Claim.

No liability to third parties

9.9                               No person other than the Purchaser is entitled to make any Claim against the Seller. For the avoidance of doubt the Parties hereby acknowledge and accept that the Seller shall only be liable vis à vis the Purchaser for Claims Against the Seller and not in case for Claims Against the Seller’s Guarantor.

No double recovery

9.10                      The Purchaser agrees that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity, from Seller, to the extent that any amount thereof would be duplicative of amounts recovered or obtained by Purchaser in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more Claims. For this purpose, recovery by the relevant Group Company shall be deemed to be recovery by the Purchaser, in the amount by which such recovery by such Group Company reduces or eliminates the loss suffered by Purchaser.

General

9.11                        This Clause 9 applies notwithstanding any other provision of this Agreement to the contrary and shall not cease to have effect as a consequence of any rescission or termination of any other provisions of this Agreement.

9.12                        The limitations on the liability of the Seller set out in this Clause 9 shall not apply to the extent that the Claim is in respect of the fraud of the Seller.

10.                               PURCHASER WARRANTIES AND UNDERTAKINGS

                                                Purchaser Warranties

10.1                        The Purchaser warrants and represents to the Seller in the terms of the warranties set out in Schedule 4.

Purchaser’s knowledge and information

10.2                        The Purchaser acknowledges that it has been given an opportunity to carry out an investigation into the affairs of each Group Company and warrants to the Seller and the Seller’s Guarantor that none of the officers of the Purchaser has actual knowledge of any matter or thing which, at the date of this Agreement is known by such officer to constitute a breach of any representation or warranty given by the Seller pursuant to this Agreement.

Preservation of information

10.3                        The Purchaser undertakes to the Seller that it shall, and shall procure that its group undertakings shall preserve for a period of at least seven years from Completion all books, records and documents of or relating to the Group existing at Completion. The Purchaser shall permit and allow and shall procure that its group undertakings shall permit and allow, upon reasonable notice (and in any event on 7 days’ written notice) and during normal business hours, the employees, agents and professional advisers of the Seller access to such books, records and documents and to inspect and make copies of them.

Provision of information to insurers

10.4                        Subject to the following provisions of this Clause, if at any time after the date of this Agreement, the Seller and/or the Seller’s Guarantor wishes to insure against its liabilities in respect of any Claims the Purchaser shall and shall procure that each Group Company shall provide such information in relation to this Agreement and the Group Companies as a prospective insurer or insurance broker may require before effecting the insurance. The Seller and/or the Seller’s Guarantor, as the case may be, shall bear the reasonable costs of the provision of such information. The Purchaser and each Group Company is under no obligation to provide such information if the insurer or insurance broker has failed to undertake to keep such information confidential or the disclosure of such information is prohibited by law or regulation.

11.                               TERMINATION

                                                Effect of termination

11.1                        The termination of this Agreement shall not affect:

11.1.1              any rights or obligations which have accrued or become due prior to the date of termination; and

11.1.2              the continued existence and validity of the rights and obligations of the Parties under any provision which is expressly or by implication intended to continue in force after termination (together with those Clauses necessary for their interpretation) including this Clause and Clauses 12, 14, 15 and 16.

12.                               GUARANTEE

                                                Seller’s Guarantor

12.1                        The Seller’s Guarantor unconditionally and irrevocably guarantees to the Purchaser the punctual discharge by the Seller of its obligations under this Agreement (including its liabilities to pay damages, agreed or otherwise under this Agreement).

12.2                        The Seller’s Guarantor warrants to the Purchaser in the terms of the warranties set out in Schedule 5. The provisions of Clause 9 shall apply in respect of all the warranties given by the Seller’s Guarantor under this Clause and for these purposes, references made to

“Seller” shall be substituted by “Seller’s Guarantor” and “Claim” shall include a claim by the Purchaser against the Seller’s Guarantor in respect of these warranties.

13.                               MISCELLANEOUS

                                                Announcements

13.1                        Subject to the remaining provisions of this Clause 13.1, no Party shall release any announcement or despatch any announcement or circular, relating to this Agreement or the transactions contemplated hereby, unless the other Party has been given a reasonable opportunity to comment on the content to be included in such announcement or circular. Nothing in this Clause 13.1 shall prohibit any Party from making any announcement or despatching any circular as required by law or regulation or any regulatory body or the rules of any stock exchange.

13.2                        The Purchaser shall at the Seller’s request use commercially reasonable efforts to obtain and supply such information and reports concerning any Group Company as may be required by the Seller to comply with any applicable law or regulation or the rules of the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores), Madrid Stock Exchange (Bolsa De Madrid), US Securities and Exchange Commission or NASDAQ as to any continuing obligations or circular to be published by the Seller or any announcement required to be made in relation to this Agreement or any matter contemplated by it.

Confidentiality

13.3                        Each Party undertakes to the other that, subject to Clause 13.4, unless the prior written consent of the other Party shall first have been obtained it shall, and shall procure that its officers, employees, advisers and agents shall keep confidential and shall not by failure to exercise due care or otherwise by any act or omission disclose to any person whatever, or use or exploit commercially for its or their own purposes, any of the confidential information of the other Party. For the purposes of this Clause 13.3, “Confidential Information” is the contents of this Agreement and any other agreement or arrangement contemplated by this Agreement and:

13.3.1              information of whatever nature concerning the business, finances, assets, liabilities, dealings, transactions, know-how, customers, suppliers, processes or affairs of the other Party, or any of its group undertakings from time to time; and

13.3.2              any information which is expressly indicated to be confidential in relation to the Party disclosing it (or in relation to any of its group undertakings from time to time),

which any party may from time to time receive or obtain (verbally or in writing or in disk or electronic form) from any other Party as a result of negotiating, entering into, or performing its obligations pursuant to this Agreement and provided that such information concerning the Group in relation to the period before Completion shall not be Confidential Information of the Seller following Completion and such information concerning the Group in relation to the period after Completion shall be Confidential Information of the Purchaser.

13.4                        The consent referred to in Clause 13.3 shall not be required for disclosure by a Party of any Confidential Information:

13.4.1              to its officers, employees, advisers and agents, in each case, as may be contemplated by this Agreement or, to the extent required to enable such Party to carry out its obligations under this Agreement and who shall in each case be made aware by such Party of its obligations under this Clause and shall be required by such Party to observe the same restrictions on the use of the relevant information as are contained in Clause 13.3, provided that such Party shall be responsible for any violation of Clause 13.3 by any such officer, employee, adviser or agent;

13.4.2              subject to Clause 13.5, to the extent required by applicable law or by the regulations of any stock exchange or regulatory authority to which such Party is or may become subject or pursuant to any order of court or other competent authority or tribunal;

13.4.3              to the extent that the relevant Confidential Information is in the public domain otherwise than by breach of this Agreement by any Party;

13.4.4              which is disclosed to such Party by a third party who is not in breach of any undertaking or duty as to confidentiality whether express or implied;

13.4.5              which that Party lawfully possessed prior to obtaining it from another, provided that this exception shall not apply to information concerning the Group in relation to the period before Completion;

13.4.6              to any professional advisers to the disclosing party who are bound to the disclosing party by a duty of confidence which applies to any information disclosed; or

13.4.7              to the other Party to this Agreement or pursuant to its terms.

13.5                        If a Party becomes required, in circumstances contemplated by Clause 13.4.2, to disclose any information such Party shall (save to the extent prohibited by law) give to the other Party such notice as is practical in the circumstances of such disclosure and shall cooperate with the other Party, having due regard to the other Party’s views, and take such steps as the other Party may reasonably require in order to enable it to mitigate the effects of, or avoid the requirements for, any such disclosure.

No partnership

13.6                        Nothing in the Agreement or in any document referred to in it shall constitute the Parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on either Party any power to bind or impose any obligations to any third parties on the other Party or to pledge the credit of the other Party.

Assignment

13.7                        Subject to Clauses 13.8 and 13.9, no Party may assign its rights under this Agreement.

13.8                        The benefit of this Agreement may be assigned by any Party to its wholly owned subsidiaries provided that:

(A)                               the assignor shall remain liable for its obligations under this Agreement; and

(B)                               if at any time such assignee ceases to be a wholly owned subsidiary of the relevant original contracting party then before it ceases to be so, the original contracting Party and the assignee shall each be under a duty to procure an assignment of the benefit of this Agreement back to the original contracting party.

13.9                        The rights of the Purchaser under this Agreement can be assigned by the Purchaser to AAGES or any direct or indirect subsidiary thereof prior to Completion (without prejudice to the obligation of Purchaser to acquire the shares being transferred under this Agreement from the Seller) provided, however, that no such assignment shall relieve the Purchaser of any of its obligations under this Agreement.

Third party rights

13.10                 No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to this Agreement.

Entire agreement

13.11                 Each of the Parties to this Agreement confirms on behalf of itself and its Affiliates that this Agreement, together with the SPA and the agreements referenced therein, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

13.12                 Each Party confirms on behalf of itself and its group undertakings that:

13.12.1       in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out or referred to in this Agreement; and

13.12.2       in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement are those pursuant to this Agreement and no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, or in, this Agreement).

Unenforceable provisions

13.13                 If any provision or part of this Agreement is void or unenforceable due to any applicable law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

Effect of Completion

13.14                 So far as it remains to be performed this Agreement shall continue in full force and effect after Completion. The rights and remedies of the Parties shall not be affected by Completion.

Waiver

13.15               The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

Variation

13.16                 No variation of this Agreement (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement however effected.

Counterparts

13.17                 This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts together constitute one instrument.

No set-off, deduction or counterclaim

13.18                 Every payment payable by the Purchaser under this Agreement shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable by the Seller under this Agreement.

Costs

13.19                 The Parties shall pay their own costs in connection with the preparation and negotiation of this Agreement and any matter contemplated by it.

Language

13.20                 This Agreement was negotiated in English and, to be valid, all certificates, notices, communications and other documents made in connection with it shall be in English. If all or any part of this Agreement or any such certificate, notice, communication or other document is for any reason translated into any language other than English the English text shall prevail. Each of the Parties understands English and is content for all communications relating to this Agreement to be served on it in English.

14.                               NOTICES

14.1                        A notice (including any approval, consent or other communication) in connection with this Agreement and the documents referred to in it:

14.1.1              must be in writing;

14.1.2              must be left at or delivered by courier to the address of the addressee or sent by pre-paid recorded delivery (airmail if posted to or from a place outside the country of delivery) to the address of the addressee or sent by facsimile to the facsimile number of the addressee in each case which is specified in this Clause in relation to the Party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or facsimile number or marked for the attention of such other person, as the relevant Party may from time to time specify by notice given in accordance with this Clause.

The relevant details of each Party at the date of this Agreement are:

Seller

Address:                                   48 Boulevard Grande-Duchesse Charlotte
L-1330, Luxembourg

Facsimile:                           +352 26 34 36 66

Attention:                           Mr. Christian Anders Digemose

With a copy to:

Address:                                   Manuel Pombo Angulo 20
28050 Madrid

Facsimile:

Attention:                           Mr. Daniel Alaminos Echarri and Ms. Mercedes Domecq

Purchaser

Address:                                  354 Davis Road, Suite 100

Oakville, Ontario

L6J 2X1, Canada

Facsimile:                          (905) 465-4540

Attention:                          Chief Executive Officer

14.1.3              must not be sent by electronic mail.

14.2                        In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with Clause 14.3.

14.3                        Subject to Clause 14.4, a notice is deemed to be received:

14.3.1              in the case of a notice left at the address of the addressee, upon delivery at that address;

14.3.2              in the case of a posted letter, on the third day after posting or, if posted to or from a place outside the United Kingdom, the seventh day after posting; and

14.3.3              in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

14.4                        A notice received or deemed to be received in accordance with Clause 14.1 above on a day which is not a Business Day, or after 5pm on any Business Day, shall be deemed to be received on the next following Business Day.

15.                               GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

16.                               DISPUTE RESOLUTION

16.1                        Each Party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

16.2                        Each Party irrevocably waives any right that it may have to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

16.3                        Regardless of whether the courts of any country other than England have jurisdiction to consider a dispute falling within Clause 16 each Party irrevocably undertakes that it will neither issue nor cause to be issued originating or other process in respect to such a dispute in any jurisdiction other than England.

16.4                        In the event that any Party commences an action in the courts of any country other than England (a “foreign action”), the Party which commenced the foreign action shall indemnify the other Party in respect of any and all costs and liabilities which it has incurred in connection with the foreign action, whether or not those costs and liabilities would be recoverable apart from the provisions of this Clause.

16.5                        Each Party agrees that without preventing any other mode of service, any document in an action (including, a claim form or any other document to be served under the Civil Procedure Rules may be served on any Party by being delivered to or left for that Party at its address for service of notices under Clause 14 and each Party undertakes to maintain such an address at all times in the United Kingdom and to notify the other Parties in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under Clause 14.

IN WITNESS of which the Parties have executed this Agreement on the date first mentioned above.

SCHEDULE 1

DETAILS OF THE COMPANY

Registered number:	08818211

Company status:	public limited company

Registered office:	Great West House (GW1)

Great West Road

Brentford

Middlesex, Greater London

United Kingdom

TW8 9DF

Issued share capital:	US$10,021,726 divided into 100,217,260 shares each with a nominal value of US$0.10

Directors:	Mr Daniel Villalba Vila

Mr Santiago Seage

Mr Joaquin Fernandez de Pierola

Mr María J. Esteruelas

Mr Jack Robinson

Mr Robert Dove

Mr Andrea Brentan

Mr Francisco J. Martínez

Secretary (if any):	Ms Irene M. Hernandez

Auditors:	Deloitte LLP

Outstanding charges:	17

SCHEDULE 2

COMPLETION OBLIGATIONS
PART 1
SELLER’S OBLIGATIONS

At Completion, the Seller and/or the Seller’s Guarantor, as applicable, shall deliver or cause to be delivered to the Purchaser or the Company (as applicable):

1.                                      The Seller shall deliver a copy of or extracts from the minutes of a meeting of the directors of the Seller authorising the Seller to enter into and perform its obligations under this Agreement, certified to be a true and complete copy or extract by a director or the secretary of the Seller.

2.                                      The Seller shall procure that the Applicable Option Shares or Applicable ROFR Shares are credited through the facilities and in accordance with the procedures of DTC to an account or accounts designated by the Purchaser.

3.                                      The Seller shall deliver written evidence, acceptable to Purchaser, of the release of the Applicable Option Shares or Applicable ROFR Shares from any and all Encumbrances, prior to or upon payment of the Consideration by Purchaser in the manner provided in the Agreement.

4.                                      If the aggregate number shares purchased under this Agreement represents at least twelve and one-half percent (12.5%) of the Company’s issued share capital, the Seller or the Seller’s Guarantor shall deliver the written voluntary resignation of the appointee from the board of directors of the Company appointed by the Seller’s Guarantor, effective at Completion.

5.                                      The Seller shall deliver executed power(s) of attorney in favour of the Purchaser or as it directs in the agreed form, and such duly executed waivers or consents as may be required to give a good title to the Applicable Option Shares or Applicable ROFR Shares to the Purchaser or as it directs and to enable the Purchaser or other such person to be registered as the holder of the Applicable Option Shares or Applicable ROFR Shares and, pending registration, to exercise all voting and other rights attaching to the Applicable Option Shares or Applicable ROFR Shares. For avoidance of doubt, such power of attorney shall not be effective until all Encumbrances on the Applicable Option Shares or Applicable ROFR Shares are released and the Completion has occurred.

PART 2

PURCHASER’S OBLIGATIONS

At Completion, the Purchaser shall:

1.                                      Deliver to the Seller a copy of or extracts from the minutes of a meeting of the directors of the Purchaser authorising the Purchaser to enter into and perform its obligations under this Agreement, certified to be a true and complete copy or extract by a director or the secretary of the Purchaser as appropriate.

2.                                      Pay by electronic transfer to the account of the Persons entitled thereto under clause 3.1 the Consideration before 4:00 p.m. on the date of Completion or such later time as the Seller may agree, which shall constitute a valid discharge of the Purchaser’s obligations under Clause 3.1.

3.                                 Deliver to the Company a statement from any individual who, on completion, will become a registrable person in relation to the Company within the meaning of section 790c of the 2006 Act confirming that person’s required particulars in accordance with section 790M(9) of the 2006 Act.

SCHEDULE 3

SELLER WARRANTIES

1.                                      Title to Shares

The Seller is the legal and beneficial owner of, and will at Completion be entitled to transfer the legal and beneficial title to, the Shares, free from any Encumbrances. None of the Shares are subject to any trust, instrument, agreement or understanding with respect to any purchase, sale, transfer, repurchase, redemption or voting of any of the Shares, other than as required pursuant to an Encumbrance contained in the finance documents entered into by the Seller in the context of the restructuring of the Abengoa group, up until the waiver set out in Clause 4.1.3 is obtained.

2.                                      Incorporation

The Seller is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

3.                                      Corporate power and authority

The Seller has corporate power and authority to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Seller and are enforceable against the Seller, in accordance with their respective terms.

4.                                      Due authorisation, execution and delivery

The Seller has duly authorised, executed and delivered this Agreement and will, at Completion, have authorised, executed and delivered any agreements to be entered into by Seller pursuant to the terms of this Agreement.

5.                                      No breach

The execution and delivery by the Seller of, and the performance by the Seller of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not, at Completion, once the waiver referred to in Clause 4.1.3 is obtained:

5.1                               result in a breach of or conflict with any provision of the constitutional documents of the Seller or any Group Company;

5.2                               result in a material breach of, constitute a material default under, or give rise to a right of termination, cancellation or acceleration of any material obligation, the loss of a material benefit, or any material restriction (including on the ability of any Group Company to declare or pay any dividend or distribution) under, any instrument or material agreement to which Seller or, to the Knowledge of Seller, any Group Company is a party or by which Seller or, to the Knowledge of Seller, any Group Company is bound; or

5.3                               result in a breach of any applicable laws or regulations or of any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction.

6.                                      Consents

All consents, permissions, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Seller which are necessary or desirable for the Seller to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, will be unconditionally obtained in writing at Completion and have been disclosed in writing to the Purchaser.

7.                                      Proceedings

There are no:

7.1                               outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Seller;

7.2                               lawsuits, actions or proceedings pending or, to the Knowledge of the Seller, threatened against or affecting the Seller; or

7.3                               investigations by any governmental or regulatory body which are pending or threatened against the Seller or any of its group undertakings, so far as the Seller is aware, which, in each case, relates in any manner to any Group Company or has or could have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or any other agreements entered into pursuant to the terms of this Agreement.

8.                                      Solvency

No order has been made, petition presented or meeting convened for the winding up of the Seller, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors or shareholders or any other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such proceedings.

9.                                      No Stamp Duty

The Shares are held by Seller through Depository Trust Company (“DTC”), DTC has not made an election under section 97A of the Finance Act 1986 that transfers within its clearance service be subject to UK stamp duty or stamp duty reserve tax, and the transfer of the Shares to Purchaser will not be subject to UK stamp duty or stamp duty reserve tax.

10.                               Contracts and transactions with any Group Company

Other than the Shares and, prior to the SPA Completion, the additional shares held by the Seller mentioned in Recital (A), the Seller does not hold any securities of or other ownership interest in any Group Company, or rights (contingent or non-contingent) to acquire any securities of or other ownership interest in any Group Company.

Neither Seller nor any director, officer, employee, or other representative of Seller is a party to any contract or transaction with any Group Company, except for such contracts and transactions entered into following the date of this Agreement with the prior written consent of Purchaser.

11.                               Liabilities of Seller and its Affiliates

No Group Company has guaranteed, undertaken to assume (contingently or non-contingently), or provided any security for any obligation or liability of Seller or any of its Affiliates, other than will be irrevocably terminated and released prior to Completion Date.

12.                               Ethical business practices

The Seller has not violated, nor knowingly permitted any of its representatives to violate, any anti-corruption laws of any applicable jurisdiction in connection with the development or construction of any assets now owned by any Group Company, or otherwise in connection with any Group Company or the business thereof. Without limiting the foregoing, the Seller has not made or gave, nor knowingly permitted any of its representatives to make or give, any payment or anything of value, directly or indirectly, to any government official to influence his, her, or its decision, or to gain any other advantage, in connection with any assets now owned by any Group Company, or otherwise in connection with any Group Company or the business thereof.

13.                               Brokers’ fees

The Seller has not engaged any finder, broker or other intermediary in connection with the transactions contemplated by this Agreement, to which Purchaser, any of its Affiliates, or any Group Company could be liable.

14.                               Intercompany Accounts

Seller or the Seller’s Guarantor will deliver to the Purchaser within ten (10) days after the date of this Agreement a complete and accurate list and of all Intercompany Accounts as of the date thereof. As of the Completion Date, Seller or the Seller’s Guarantor has caused all Intercompany Accounts to be settled, discharged, offset, paid, terminated and/or extinguished in full, except as otherwise permitted by Clause 4.1.7.

SCHEDULE 4

PURCHASER WARRANTIES

1.                                      Incorporation

The Purchaser is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.                                      Corporate power and authority

The Purchaser has corporate power and authority to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Purchaser and are enforceable against the Purchaser, in accordance with their respective terms.

3.                                      Due authorisation, execution and delivery

The Purchaser has duly authorised, executed and delivered this Agreement and will, at Completion, have authorised, executed and delivered any agreements to be entered into by Purchaser pursuant to the terms of this Agreement.

4.                                      No breach

The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not:

4.1                               result in a breach of or conflict with any provision of its constitutional documents;

4.2                               result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

4.3                               result in a breach of any applicable laws or regulations or of any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction, in each case as applicable to and binding on Purchaser.

5.                                      Consents

All consents, permissions, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Purchaser which are necessary or desirable for the Purchaser to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been disclosed in writing to the Seller.

6.                                      Proceedings

There are no:

6.1                               outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Purchaser or any of its Affiliates;

6.2                               lawsuits, actions or proceedings pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or any of its Affiliates; or

6.3                               investigations by any governmental or regulatory body which are pending or threatened against the Purchaser or any of its group undertakings, so far as the Purchaser is aware, which, in each case, has or could have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or any other agreements entered into pursuant to the terms of this Agreement.

7.                                      Solvency

No order has been made, petition presented or meeting convened for the winding up of the Purchaser or any of its group undertakings, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors or shareholders or any other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such proceedings.

SCHEDULE 5

SELLER’S GUARANTOR WARRANTIES

1.                                      Incorporation

The Seller’s Guarantor is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.                                      Corporate power and authority

The Seller’s Guarantor has corporate power and authority to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Seller’s Guarantor and are enforceable against the Seller’s Guarantor, in accordance with their respective terms.

3.                                      Due authorisation, execution and delivery

The Seller’s Guarantor has duly authorised, executed and delivered this Agreement and will, at Completion, have authorised, executed and delivered any agreements to be entered into by Seller’s Guarantor pursuant to the terms of this Agreement.

4.                                      No breach

The execution and delivery by the Seller’s Guarantor of, and the performance by the Seller’s Guarantor of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not:

4.1                               result in a breach of or conflict with any provision of its constitutional documents;

4.2                               result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

4.3                               result in a breach of any applicable laws or regulations or of any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction, in each case as applicable to and binding on the Seller’s Guarantor.

5.                                      Consents

All consents, permissions, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Seller’s Guarantor which are necessary or desirable for the Seller’s Guarantor to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been disclosed in writing to the Purchaser.

6.                                      Proceedings

There are no:

6.1                               outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Seller’s Guarantor or any of its Affiliates;

6.2                               lawsuits, actions or proceedings pending or, to the Knowledge of the Seller’s Guarantor, threatened against or affecting the Seller’s Guarantor or any of its Affiliates; or

6.3                               investigations by any governmental or regulatory body which are pending or threatened against the Seller’s Guarantor or any of its group undertakings, so far as the Seller’s Guarantor is aware, which, in each case, has or could have a material adverse effect on the ability of the Seller’s Guarantor to perform its obligations under this Agreement or any other agreements entered into pursuant to the terms of this Agreement.

7.                                      Solvency

No order has been made, petition presented or meeting convened for the winding up of the Seller’s Guarantor or any of its group undertakings, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors or shareholders or any other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such proceedings.

8.                                      Contracts and transactions with any Group Company

Other than the Shares and, prior to the SPA Completion, the additional shares held by the Seller mentioned in Recital (A), neither Seller’s Guarantor nor any of their Affiliates holds any securities of or other ownership interest in any Group Company, or rights (contingent or non-contingent) to acquire any securities of or other ownership interest in any Group Company.

Neither Seller’s Guarantor nor any of its Affiliates nor any director, officer, employee, or other representative of Seller’s Guarantor or any of its Affiliates is a party to any contract or transaction with any Group Company (each, an “Interested Party Contract”), except for (a) such contracts and transactions specifically disclosed in writing by the Seller’s Guarantor to the Purchaser within ten (10) days after the date of this Agreement, and (b) such contracts and transactions entered into following the date of this Agreement with the prior written consent of Purchaser.

Each Interested Party Contract is in full force and effect and is valid, binding, and enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles. None of the Seller’s Guarantor or its Affiliates or, to the Knowledge of the Seller’s Guarantor, any Group Company is in breach of or default under any Interested Party Contract. The consummation of the transactions contemplated by this Agreement will not constitute a breach of, or give rise to any right to terminate, accelerate or modify any rights or obligations under, any Interested Party Contract.

9.                                      Ethical business practices

Neither Seller’s Guarantor nor any of its Affiliates violated, nor knowingly permitted any of its representatives to violate, any anti-corruption laws of any applicable jurisdiction in connection with the development or construction of any assets now owned by any Group Company, or otherwise in connection with any Group Company or the business thereof. Without limiting the foregoing, neither Seller’s Guarantor nor any of its Affiliates made or gave, nor knowingly permitted any of its representatives to make or give, any payment or anything of value, directly or indirectly, to any government official to influence his, her, or its decision, or to gain any other advantage, in connection with any assets now owned by any Group Company, or otherwise in connection with any Group Company or the business thereof.

10.                               Brokers’ fees

Neither Seller’s Guarantor nor any of its Affiliates nor any Group Company has engaged any finder, broker or other intermediary in connection with the transactions contemplated by this Agreement, to which Purchaser, any of its Affiliates, or any Group Company could be liable.

11.                               Defaults by any Group Company

To the Knowledge of Seller’s Guarantor, no Group Company is in material breach of or material default under, and no facts or circumstances exist that presently give rise to, or with the passage of time and/or delivery of notice would give rise to, a right of termination, cancellation or acceleration of any material obligation under, or the loss of a material benefit under, or any material restriction (including on the ability of any Group Company to declare or pay any dividend or distribution) under, any instrument or material agreement to which any Group Company is a party or by which any Group Company is bound, except (a) as of the date hereof, as disclosed in writing by Seller’s Guarantor to Purchaser within ten (10) days after the date of this Agreement, and (b) as of the Completion Date, as disclosed in writing by Seller’s Guarantor to Purchaser prior to the Completion Date.

SCHEDULE 6

DEFINITIONS AND INTERPRETATION

1.                                      In this Agreement each of the following words and expressions shall have the following meanings:

“the 2006 Act” means the Companies Act 2006 to the extent in force at the relevant time;

“AAGES” has the meaning given to that term in Recital (E);

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that Person, with the term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise; provided, however, that, for all purposes of this Agreement: (a) Seller shall be deemed to be an Affiliate of Seller’s Guarantor and all of its Affiliates, and vice versa; and (b) no Group Company shall be deemed to be an Affiliate of Seller or of any of its other Affiliates;

“Applicable EPC Contract” means (a) with respect to the Kaxu Project, that certain EPC Contract for the Kaxu Solar One Parabolic Trough Power Project among Kaxu Solar One (PTY) Ltd (RF) and Abeinsa EPC Kaxu (PTY) LTD dated on November 4, 2012, and (b) with respect to the Solana Project, Second Amended and Restated Turnkey Engineering, Procurement and Construction Contract among Arizona Sola One LLC, Teyma USA, Inc., Abener Engineering and Construction Services, LLC and Teyma USA & Abener Engineering and Construction Services General Partnership dated on September 30, 2013 and on 30 June 2015.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Claim” (without prejudice to Clauses 13.11 and 13.12) means a claim against the Seller or a claim against the Seller’s Guarantor, as the case may be:

“Claim Against the Seller” means a claim against the Seller whether in contract or otherwise in respect of any of the Seller Warranties or due to a breach of the Seller’s obligations under or in connection with this Agreement;

“Claim Against the Seller’s Guarantor” means a claim against the Seller’s Guarantor whether in contract or otherwise in respect of any of the Seller’s Guarantor Warranties or due to a breach of the obligations of the Seller’s Guarantor under or in connection with this Agreement;

“Company” means Atlantica Yield plc, a company incorporated in England under the 2006 Act with registered number 08818211 further details of which are set out in Schedule 1;

“Completion” means completion of the sale and purchase of the Applicable Option Shares or Applicable ROFR Shares in accordance with Clause 7;

“Completion Date” means (a) the tenth (10th) Business Day following satisfaction, or (if capable of waiver) waiver, of all the Conditions (other than Conditions that are capable of being satisfied only at the Completion, provided that such Conditions are satisfied at the Completion), or (b) such other date as the Seller and Purchaser may agree;

“Conditions” means the conditions precedent listed in Clause 4.1, Clause 4.5, and Clause 4.6;

“Confidential Information” has the meaning given to that term in Clause 13.3;

“Consideration” has the meaning given to that term in Clause 3;

“DOE” means the U.S. Department of Energy;

“Due Diligence Reports” means the following (i) the legal due diligence report issued by Herbert Smith Freehills in conjunction with Bourabiat Associes; Hughes & Hughes; Larraín, Rencoret Urzúa; Loyens Loeff; Santamarina Steta; Santivañez Abogados; Manatt, Phels and Phillips, LLP; and Fennemore Craig P.C. dated 21 June 2017; (ii) the technical due diligence report issued by Sargent & Lundy and Altermia dated 13 June 2017; (iii) the tax due diligence report issued by Ernst & Young dated 3 June 2017; and (iv) the financial due diligence report issued by Ernst & Young dated 19 June 2017.

“Encumbrance” means any claim, option, charge (fixed or floating), mortgage, lien, pledge, equity, encumbrance, right to acquire, right of pre-emption, right of first refusal, title retention or any other third party right, or other security interest or any agreement or arrangement having a similar effect or any agreement to create any of the foregoing;

“FERC” means the United States Federal Energy Regulatory Commission;

“FFB” means the Federal Financing Bank, a U.S. government corporation by that name;

“Full Title Guarantee” means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee, provided that section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purpose of this Agreement;

“Fundamental Claim” means a claim against the Seller in respect of any of the Fundamental Warranties;

“Fundamental Warranty” means any of the warranties given by Seller in Clauses 1 through 9 of Schedule 3;

“Group” means the Company and the Subsidiaries;

“Group Company” means any one of the Company and the Subsidiaries;

“Intercompany Accounts” means all accounts receivable or payable, whether or not due, and any other liabilities, whether liquidated, unliquidated, fixed, contingent, matured, or unmatured, in any case between (a) any Group Company, on the one hand, and (b) Seller or any of its Affiliates, or any of the officers or directors of Seller or any of its Affiliates, on the other hand.

“Interim Period” means the period of time from delivery of an Exercise Notice or a ROFR Exercise Notice to the Completion Date;

“Knowledge of Seller” means the actual knowledge of the officers of Seller (with no imputation of the knowledge of any other person) who shall be deemed to have knowledge of such matters as they would have discovered, had they made due and careful inquiry of the matter in question.

“Knowledge of the Seller’s Guarantor” means the actual knowledge of the officers of Seller’s Guarantor (with no imputation of the knowledge of any other person) who shall be deemed to have knowledge of such matters as they would have discovered, had they made due and careful inquiry of the matter in question.

“Mojave Loan Guaranty Agreement” means the loan guaranty agreement dated 12 September 2011 (as amended) between Mojave Solar, LLC (USA) and DOE (as guarantor and loan servicer);

“Mojave Note Purchase Agreement” means the note purchase agreement between Mojave Solar, LLC (USA) and FFB dated 12 September 2011;

“Mojave Project” means the 280 MW gross solar electric generation facility located in San Bernardino County, California, U.S.;

“MOU” has the meaning given to that term in Recital (E);

“Party” or “Parties” means the Seller or/and the Purchaser;

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, organization, entity, unincorporated organization, or governmental authority;

“Restricted Period” means the period of time from the date of this Agreement to and including March 31, 2018.

“Seller Warranties” means the warranties given by the Seller in Schedule 3;

“Shares” has the meaning given to that term in Recital (C);

“Solana Loan Guaranty Agreement” means the loan guaranty agreement dated 20 December 2010 (as amended) between Arizona Solar One, LLC (USA) and DOE (as guarantor and loan servicer);

“Solana Note Purchase Agreement” means the note purchase agreement between FFB and Arizona Solar One, LLC (USA) dated 20 December 2010;

“Solana Project” means the 280 MW gross solar electric generation facility located in Maricopa County, Arizona, U.S.;

“SPA Completion” means the “Completion” under, and as defined in, the SPA;

“SPA Completion Date” means the “Completion Date” under, and as defined in, the SPA;

“SPA Shares” has the meaning given to that term in Recital (B);

“Subsidiaries” means the subsidiary companies of the Company (with “subsidiary” having the meaning given to that term in section 1159 of the 2006 Act); and

“Taxation” or “Tax” “ means all forms of taxation, duty, rate, levy or charge or other imposition or withholding in the nature of tax arising whether in the United Kingdom or elsewhere and shall include all fines, interest, surcharges and penalties relating to any tax, duty, rate, charge or other imposition or withholding or levy as hereinbefore mentioned.

2.                                      In this Agreement, words and expressions defined in the 2006 Act shall bear the same meaning as in that act unless expressly stated otherwise.

3.                                      In this Agreement, except where the context otherwise requires:

3.1                               any reference to this Agreement includes the Schedules to it each of which forms part of this Agreement for all purposes;

3.2                               a reference to an enactment, EU instrument or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment, EU instrument or statutory provision and is a reference to that enactment, EU instrument, statutory provision or subordinate legislation as from time to time amended or modified and to any enactment, EU instrument, statutory provision or subordinate legislation that from time to time (with or without modifications) re-enacts, replaces, consolidates, incorporates or reproduces it;

3.3                               words in the singular shall include the plural and vice versa;

3.4                               references to one gender include other genders;

3.5                               a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association, a partnership or to an individual’s executors or administrators;

3.6                               a reference to a Clause, paragraph, Schedule (other than to a schedule to a statutory provision) shall be a reference to a Clause, paragraph, Schedule (as the case may be) of or to this Agreement;

3.7                               if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

3.8                               references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction.

3.9                               a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the Corporation Tax Act 2010;

3.10                        references to writing shall include any modes of reproducing words in any legible form and shall include email except where expressly stated otherwise;

3.11                        a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

3.12                        a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation”;

3.13                        references to documents “in the agreed terms” or any similar expression shall be to documents agreed between the Parties, annexed to this Agreement and initialled for identification by the Sellers and the Purchaser;

3.14                        the headings in this Agreement are for convenience only and shall not affect its interpretation; and

3.15                        references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

SIGNED for and on behalf of	/s/ Christian Anders Digemose
ACIL LUXCO 1, S.A.	(Signature of authorised person)
a company incorporated in Luxembourg,
acting by Christian Anders Digemose,
who, in accordance with the laws of that
territory, is acting under the authority of
the Seller

SIGNED BY Ian Robertson and Chris Jarratt	/s/ Ian Robertson
for and on behalf of	(Signature of authorised person)
ALGONQUIN POWER & UTILITIES CORP.	Chief Executive Officer

/s/ Chris Jarratt
(Signature of authorised person)
Vice Chair

SIGNED BY Gonzalo Urquijo and
Joaquín Fernández de Piérola	/s/ Gonzalo Urquijo
for and on behalf of	(Signature of authorised person)
ABENGOA, S.A.

/s/ Joaquín Fernández de Piérola
(Signature of authorised person)